Exhibit 5.1

To the Board of Directors of Globant S.A.

37A, avenue J.F. Kennedy,

L-1855 Luxembourg

Grand Duchy of Luxembourg,

Your ref.: /

Our ref.: 017966-70017/# 43279066

serge.zeien@arendt.com

Tel.: +352 40 78 78 3108

Luxembourg, 1 April 2025

LUXEMBOURG – Form F-3 OPINION – GLOBANT S.A.

Dear Madam or Sir,

We are acting as Luxembourg counsel for Globant S.A., a société anonyme, having its registered office at 37A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) under number B 173727 (the “Company”), in connection with the Company’s filing of a Registration Statement on Form F-3 with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Registration Statement”), relating to the offering from time to time, as set forth in the base prospectus, dated 1 April 2025, contained in the Registration Statement (including the documents incorporated by reference therein, the (“Prospectus”)) of (i) common shares of the Company (the “Common Shares”) to be issued via and within the limits currently set in the Company Articles (as defined below) for the Company’s authorized share capital, each Common Share with a nominal value of USD1.20 (one dollar of the United States of America and twenty cents); (ii) debt securities of the Company, to be issued under an indenture (the “Debt Securities”); (iii) warrants to purchase Debt Securities, Common Shares or securities of third parties or other rights, to be issued under a warrant agreement (the “Warrants”); (iv) rights to purchase Company’s Common Shares, to be issued under a rights agreement (the “Rights”); and (v) units consisting in one or more Rights, Warrants, Debt Securities, Common Shares or any combination thereof, to be issued under a unit agreement (the “Units”, and together with the Common Shares, Debt Securities, Warrants and Rights, the “Securities”).

1.	Scope

In arriving to the opinions expressed below, we have examined and relied on the documents identified in Appendix A hereto as well as on such corporate records as have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

2.	Assumptions

In connection with the issuance, offer and sale of Common Shares, we have assumed for the purposes hereof that the Company will at all times continue to have a sufficient authorized unissued share capital and sufficient authorized unissued Common Shares with the relevant waivers in force, to issue the Common Shares to be offered under the Registration Statement. We further assume that the board of directors of the Company, or its duly authorized delegates, will duly pass the relevant resolutions for the issuance of the Securities, in accordance with the Restated Articles of Association (as defined below), the Resolutions (as defined below) and applicable law.

For the purposes of the present opinion we have further assumed (i) the genuineness of all signatures, seals and stamps and that all documents reviewed are duly signed by the persons purported to have signed them; (ii) the completeness and conformity to originals of all documents supplied to us as certified, photostatic, scanned, electronically transmitted copies or other copies of the documents reviewed and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us; (iii) that each of the documents is true, complete, up-to-date and has not been rescinded or supplemented and there have been no amendments to the documents in the form delivered to us for the purposes of this opinion; (iv) that there is no other resolutions, decisions, agreement or undertaking and no other arrangement (whether legally binding or not) which renders any of the documents or information reviewed or provided to us inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion and that the documents reviewed accurately record the whole of the terms agreed between the parties thereto relevant to this opinion; (v) that no proceedings have been instituted or injunction granted against the Company to restrain it from issuing any of the Securities and performing any of its obligations thereunder; (vi) that the terms used in the documents reviewed carry the meaning ascribed to them in vernacular English; (vii) that the Registration Document including any exhibits thereto and the Prospectus and all prospectus supplements and any free writing prospectuses included therein are legal, valid and binding under their respective applicable laws; (viii) that the corporate bodies of the Company have approved the Registration Statement, including any exhibits thereto, the Prospectus included therein, all prospectus supplements and any free writing prospectuses relating to the registration for public offering by the Company of the Securities pursuant to which the Securities will be issued, in accordance with applicable laws and that each resolution of the board of directors of the Company was properly adopted as reflected in the Resolutions; the Resolutions were properly passed and each director has properly performed its duties; (ix) that upon issue of any Common Shares the Company will receive payment in cash of an issue price at least equal to the nominal value thereof; (x) that the Common Shares will be issued within the limits of the authorized share capital of the Company; (xi) that there will be no amendments to the authorized share capital of the Company which would adversely affect the issue of the Common Shares and the conclusions stated in this opinion; (xii) that the head office (administration centrale), the place of effective management (siège de direction effective), and, for the purposes of the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the center of main interests (centre des intérêts principaux) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg; and (xiii) that during the search made on the date hereof on the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg), the information published with respect to the Company was complete, up-to-date and accurate at the time of such search and has not been modified since such search.

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We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

The opinions expressed herein are subject to all limitations by reason of the commencement of any insolvency proceedings such as administrative dissolution without liquidation (dissolution administrative sans liquidation), bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, suspension of payment (sursis de paiement), conciliation (conciliation), reorganisation procedure in the form of a mutual agreement (réorganisation par accord amiable), judicial reorganisation proceedings in the form of a mutual agreement (réorganisation judiciaire par accord amiable), a collective agreement (réorganisation judiciaire par accord collectif) or a transfer by court order (réorganisation judiciaire par transfert par décision de justice), fraudulent conveyance, general settlement with creditors, reorganisation or similar measures, orders or proceedings affecting the rights of creditors generally.

3.	Opinion

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

(i)                  In connection with the issuance, offer and sale of Common Shares, the Common Shares to be offered by the Company, will be validly issued, fully paid and non-assessable (within the meaning that the holder of such shares shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors) provided that (u) the provisions of the Restated Articles of Association and Luxembourg act dated 10 August 1915 on commercial companies, as amended (the “Companies Act 1915”) with respect to the issuance, subscription and allocation of the Common Shares have been complied with (v) the board of directors of the Company has validly authorised the issue of the Common Shares (the “Authorisation”) and that such Authorisation is compliant with the conditions set out under article 6.2 of the Restated Articles of Association, (w) the shareholders of the Company have not revoked the authorisation for the Board to increase the share capital pursuant to article 6.2 of the Restated Articles of Association, (x) the Company has received the full amount of the subscription price of the Common Shares, (y) the issue of the Common Shares is duly recorded in the register of the shareholders of the Company, and (z) a recording deed (acte de constatation d’augmentation de capital) is passed in front of a Luxembourg notary public within three months after the issuance of the Common Shares; and

(ii)                In connection with the issuance, offer and sale of Debt Securities, Warrants, Rights and Units, upon the due authorization by all necessary corporate actions of the Company and the due execution of all necessary agreements by the respective parties, and when payment for them has been duly made in full, and the certificates for them have been duly signed by the Company, duly authenticated and delivered, and other necessary procedures have been completed, each in accordance with and in the manner contemplated in all related agreements, Luxembourg law and the Restated Articles of Association, and assuming that they will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms under their governing law, to which they are subject and as to which we render no opinion, the Debt Securities, the Warrants, the Rights and the Units, to be offered will be validly issued.

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4.	Qualifications

This opinion speaks as of the date hereof and is subject to all limitations by reason of national or foreign bankruptcy, insolvency, winding-up, liquidation, moratorium, controlled management, suspension of payment, voluntary arrangement with creditors, fraudulent conveyance, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof which may affect the opinion in any respect.

This opinion is issued solely for the purposes of the filing of the Registration Statement. It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent in each instance. We hereby consent to filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

This opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand-Duchy of Luxembourg and registered on the list V of lawyers of the Luxembourg bar association.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Serge Zeien

Serge Zeien

Partner

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APPENDIX A – DOCUMENTS

1.	A copy of the updated articles of association of the Company dated 19 February 2025 (the “Restated Articles of Association”).

2.	A scanned copy of the signed written resolutions of the board of directors of the Company dated 21 October 2024 approving, among others, the preparation and filing before the Securities & Exchange Commission of the Registration Statement, the Prospectus, including all exhibits thereto, and the issuance and sale of the Securities (the “Resolutions”).

3.	A copy of the certificate of non-registration of a judicial decision or administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) in relation to the Company dated 1 April 2025 and issued in electronic form by the Registre de l’Insolvabilité de Luxembourg maintained by and available on the website of the Luxembourg Trade and Companies Register.

4.	An excerpt dated 1 April 2025 in respect of the Company issued in electronic form by the Luxembourg Trade and Companies Register.

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